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                                   EXHIBIT 99:

Contact D. Ben Berry, President and Chief Executive Officer, 252-334-1511


Elizabeth City, N.C., October 2, 2001 - Gateway Bank & Trust Co. (Nasdaq: GBTS and GBTSW) reported today that the formation of its financial holding company Gateway Financial Holdings, Inc. was effective as of October 1, 2001.

Gateway Financial Holdings, Inc. was formed with the approval of shareholders of Gateway Bank & Trust Co. on May 21, 2001. Regulatory approval for the change was received on February 2, 2001. Gateway Bank & Trust Co. will now be a wholly owned subsidiary of Gateway Financial Holdings, Inc.

"This is another milestone for Gateway as we continue to pursue our business plan. This formation allows us additional flexibility in structuring our various lines of business as we continue to grow our franchise. Additionally, the holding company structure provides us with flexibility with respect to potential acquisitions" said D. Ben Berry, President and Chief Executive Officer.

Gateway Bank & Trust is a full service community bank with offices in Elizabeth City, Plymouth and Roper, North Carolina and one branch in Virginia Beach, Virginia. The Bank also provides insurance through Gateway/Dowd & Twiddy Insurance Services, Inc. and brokerage services through Gateway Investment Services, Inc. The common stock will continue to trade on Nasdaq under the symbol GBTS and our warrants will continue to trade on Nasdaq under the symbol GBTSW.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Bank with the Federal Deposit Insurance Corporation from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank's operations, pricing, products and services.